VICOR TECHNOLOGIES INTERVIEWED BY CEOCFO;

EXCITING DEVELOPMENTS AND PROGRESS TO COMMERCIALIZE PATENTED
CARDIAC RISK STRATIFICATION TECHNOLOGY DISCUSSED

Boca Raton, FL – April 7, 2008 - Vicor Technologies, Inc. (OTCBB: VCRT), a development-stage company commercializing the PD2i Cardiac Analyzer, announced that President and CEO, Mr. David H. Fater, provided a comprehensive, in-depth interview to CEOCFO.

In the interview, Mr. Fater discussed the Collaborative Research and Development Agreement (CRADA) that has been signed with the U.S. Army to use the PD2i technology to triage wounded soldiers. He stated that this effort could lead to 2008 Food and Drug Administration approval for military and civilian applications in the trauma and emergency response arenas resulting in revenue generation.

The status of Vicor’s application seeking FDA 510(k) approval for its PD2i Cardiac Analyzer, and progress of the VITAL Trial, to risk stratify individuals for SCD, was reviewed in detail. Vicor believes its PD2i accurately risk stratifies patients who are at high or low risk of suffering SCD within a six-month time frame, and who may need a costly Implantable Cardioverter Defibrillator (ICD) implantation.

Mr. Fater commented, “The issue of ICD implantation and risk stratification is extremely important to the Company since we believe Vicor is in the right place at the right time with the PD2i Cardiac Analyzer, especially since in a Wall Street Journal article this week, a Duke University cardiologist described the diagnostic situation for SCD as in ‘chaos’.”

To read this detailed, comprehensive CEOCFO interview, please access directly by clicking on the link below:

http://ceocfointerviews.com/interviews/VCRT-Vicor.htm

About Sudden Cardiac Death (SCD)

SCD is the leading killer in the U.S. with over 500,000 annual deaths. It is a fatal arrhythmic event and is different than a heart attack. A heart attack is analogous to a plumbing problem, where the blood supply to a part of the heart is choked off, leading to the death of that portion of the heart muscle. SCD is theorized to be caused by a breakdown of the normal neurological communication pattern between the heart and brain, more like an electrical problem, which can lead to a rapid, life threatening heart rhythm that is usually fatal within minutes, if untreated. It is swift, unexpected, and often has no advance warning or symptoms.

About Vicor Technologies, Inc.

Vicor’s medical device, the PD2i Cardiac Analyzer, is based on a patented, proprietary algorithm. Vicor believes the PD2i Cardiac Analyzer accurately risk stratifies patients who are at high or low risk of suffering a fatal arrhythmic event or SCD within a six-month time frame.

Vicor’s PD2i Cardiac Analyzer addresses a significant health care issue involving a patient cohort of at least 12,000,000 patients. This patient cohort is composed of the MADIT-II (Multicenter Automatic Defibrillator Implantation Trial II)/SCD-HeFT (Sudden Cardiac Death in Heart Failure Trial) patient population. Many in this patient cohort may need an Implantable Cardioverter Defibrillator (ICD) as life saving therapy.

However, recent registry studies have noted that over 70% of implanted ICD’s never have an appropriate firing. This over-implantation has led to a substantial and unnecessary medical cost burden. There is also the risk of not identifying patients who need this life-saving therapy because current criteria do not provide physicians the ability to accurately risk stratify their patients.

The PD2i Cardiac Analyzer contains the patented PD2i algorithm which provides a method for evaluating electrophysiological potentials with a high sensitivity and high specificity used to predict future pathological events i.e. fatal cardiac arrhythmias. The PD2i algorithm detects deterministic, low-dimensional excursions in nonstationary heartbeat intervals. The PD2i algorithm uses an analytic measure that is deterministic and nonlinear. It is based on caused variation in data; does not require data stationarity and actually tracks nonstationary changes in the data. It is sensitive to chaotic as well as nonchaotic linear data.

The appearance of name-brand institutions or products in this media release does not constitute endorsement by the U.S. Army Medical Research and Materiel Command, the Department of the Army, Department of Defense or the U.S. Government of the information, products or services contained therein.

For more information visit the Vicor Technologies web site www.vicortech.com.

About CEOCFO

A bi-weekly print online publication - marketing engine featuring: publicly traded & venture capital companies on the U.S. (NYSE, NASDAQ, AMEX, OTC: BB, Pink Sheets) and Canadian (TSX & TSX-V) stock exchanges, Investment & Money Management Ideas. To access the website please go to www.CEOCFO.biz

Caution Regarding Forward-Looking Statements

Forward-looking statements in this press release are based on current plans and expectations that are subject to uncertainties and risks, which could cause our future results to differ materially. The following factors, among others, could cause our actual results to differ: our ability to continue to receive financing sufficient to complete the critical clinical trials; our ability to continue as a going concern; our ability to successfully develop products based on our technologies; our ability to obtain and maintain adequate levels of third-party reimbursement for our products; the impact of competitive products and pricing; our ability to receive regulatory approval for our products; the ability of third-party contract research organizations to perform preclinical testing and clinical trials for our technologies; the ability of third-party manufacturers to manufacture our products; our ability to retain the services of our key personnel; our ability to market and sell our products successfully; our ability to protect our intellectual property; product liability; changes in federal income tax laws and regulations; general market conditions in the medical device and pharmaceutical industries; and changes in laws and regulations. Forward-looking statements in this press release speak only as of the date of the press release, and we assume no obligation to update forward-looking statements or the reasons why actual results could differ.

Release 08-03

# # #

INVESTOR CONTACT:	COMPANY CONTACT:
Andrew Brown / Mike Dodge ROI Group 212.495.0202 / 212.495.0744 abrown@roiny.com mdodge@roiny.com	David H. Fater, President & CEO Vicor Technologies, Inc. 800.998.9964 www.vicortech.com